EXHIBIT 10.31

DATED                                            2011

CITY INDEX LIMITED

and

NIGEL ROSE

SERVICE AGREEMENT

CONTENTS

CLAUSE
1.DEFINITIONS    - 1 -
2.TERM OF APPOINTMENT    - 2 -
3.DUTIES    - 2 -
4.PLACE OF WORK    - 3 -
5.HOURS OF WORK    - 4 -
6.SALARY    - 4 -
7.BONUS    - 4 -
8.PENSION AND OTHER BENEFITS    - 4 -
9.EXPENSES    - 5 -
10.HOLIDAYS    - 5 -
11.INCAPACITY    - 6 -
12.CONFIDENTIAL INFORMATION    - 7 -
13.GARDEN LEAVE    - 7 -
14.POST-TERMINATION RESTRICTIONS    - 8 -
15.INTELLECTUAL PROPERTY    - 10 -
16.TERMINATION    - 11 -
17.OBLIGATIONS UPON TERMINATION    - 12 -
18.DISCIPLINARY AND GRIEVANCE PROCEDURES    - 13 -

19.COLLECTIVE AGREEMENT    - 13 -
20.RECONSTRUCTION AND AMALGAMATION    - 13 -
21.NOTICES    - 13 -
22.VARIATION    - 14 -
23.COUNTERPARTS    - 14 -
24.THIRD PARTY RIGHTS    - 14 -
25.GOVERNING LAW AND JURISDICTION    - 14 -
26.ENTIRE AGREEMENT    - 14 -

THIS AGREEMENT is dated                                 2011
BETWEEN

(1)	CITY INDEX LIMITED incorporated and registered in England and Wales with company number 1761813 whose registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB (the Company); and

(2)	NIGEL ROSE (the Executive).
AGREED TERMS

1.	DEFINITIONS

1.1.	In this agreement the following words shall have the following meanings:
Board means the board of directors of the Company (including any committee of the board duly appointed by it).
Commencement Date means the date of commencement of the Executive's employment under the terms of this agreement.
Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts, including in particular (by way of illustration only and without limitation) the names and addresses of any customers, the charging structures, the financial information and the marketing initiatives and strategy of the Company or any Group Company.
Group Company means a company which is from time to time a subsidiary or holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this clause "subsidiary" and "holding company" have the same meanings as in section 1159 Companies Act 2006.
Incapacity means any sickness or injury which prevents the Executive from carrying out his duties.
Staff Handbook means the Company's staff handbook as amended from time to time.
Termination Date means the date of termination of this agreement.

1.2.	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3.
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4.	A reference to one gender includes a reference to the other gender.

2.	TERM OF APPOINTMENT

2.1.
The Company shall employ the Executive and the Executive shall serve the Company on the terms of this agreement. The Executive's appointment under this agreement shall commence on the Commencement Date and shall continue unless and until terminated by either party giving to the other not less than twelve months' prior notice in writing. The Executive's period of continuous employment commenced on 1st March 2010.

2.2.	The Company's normal retirement age is 65.

2.3.	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled.

3.	DUTIES

3.1.	The Executive shall serve the Company as Group Chief Financial Officer or in such other role as the Company considers appropriate from time to time.

3.2.	This role is at Executive Director level within the City Index Group.

3.3.	During the period of this agreement the Executive shall:

(a)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company;

(b)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board;

(c)	comply with all reasonable and lawful directions given to him by the Company;

(d)	promptly make such reports to the Board in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(e)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company to the Board immediately on becoming aware of it; and

(f)	use his best endeavours to promote, protect, develop and extend the business of the Company.

3.4.
The Executive shall comply with any rules, policies and procedures set out in the Staff Handbook, a copy of which is available from the Human Resources Department. The Company may amend the policies and procedures at any time. .

3.5.
All documents, manuals, hardware and software provided for the Executive's use by the Company and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones) remain the property of the Company.

3.6.
The Executive shall at all times comply with, and not use the Company or any Group Company to breach or contravene any rules, regulations or requirements of any regulatory body, code of conduct or statutory provision to which the Executive, the Company and/or any Group Company is/are subject, including, without limitation, the Financial Services and Markets Act 2000 and any rules, regulations or procedures made by the Company and/or any Group Company.

3.7.
If, for the performance of the Executive's duties, the Executive is, in the Company's opinion, required to be registered individually with the FSA (or any successor) as a 'registered person' (or otherwise) in any one or more categories (or other equivalent or necessary registration or licence) the Executive undertakes that he shall:

(a)
supply the Company or any Group Company with all such information which the Company or Group Company is required to supply to its regulators in relation to such registration or licence and the Executive shall ensure that such information is complete (including disclosure of any belief why such registration might be delayed or refused), true, accurate and not misleading; and

(b)	comply in all respects with the rules and requirements of such regulator regarding "registered persons".

4.	PLACE OF WORK

4.1.	The Executive's normal place of work is at the Company's London office, Park House, 16 Finsbury Circus, London EC2M 7EB or such other place as the Company may from time to time reasonably require.

4.2.	The Executive agrees to travel on Company business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under this agreement.

4.3.	During this agreement the Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	HOURS OF WORK

5.1.
The Executive's normal working hours shall be 37.5 hours per week, specific start and finishing times to be determined in accordance with departmental requirements. The Executive may be required to work such additional hours as may be necessary for the proper performance of his duties without extra remuneration.

5.2.
The Executive agrees that regulation 4 of the Working Time Regulations 1998 shall not apply to your employment by the Company. The Executive may terminate his agreement to this provision on giving three months notice in writing to the Company.

6.	SALARY

6.1.
The Executive shall be paid an initial salary of £165,000 per annum, increasing to £200,000 effective 1st November 2010, less appropriate PAYE deductions, which shall accrue from day to day and be payable monthly in arrears on or about the 21st of each month directly into the Executive's bank or building society. During your final month of employment the Executive’s salary will only be paid in arrears and on the final day of the Executive’s employment.

6.2.	The Executive's salary shall be reviewed by the Board annually, the first such review to take place in April 2011. The Company is under no obligation to award an increase following a salary review.

6.3.	The Company may deduct from the salary or any other sums owed to the Executive, any money owed to the Company by the Executive.

7.	BONUS

7.1.
The executive shall be entitled to a guaranteed bonus payment of not less than £100,000, payable in March 2011. Any additional payments will be determined by the company in its absolute discretion, based on company and individual performance. The executive will not be eligible for consideration to receive any additional payments over and above the guaranteed bonus if the executive is not in employment for any reason, is under notice of termination of employment or is not performing his duties on the date any bonus is due to be paid, subject to clause 17.1.

8.	PENSION AND OTHER BENEFITS

8.1.	A contracting out certificate under the Pensions Schemes Act 1993 is not currently in force in respect of your employment.

8.2.
The Company may offer to make contributions to an individual personal pension arrangement of your choice. If the Company does not choose to make contributions at the level required by law from time to time, the Company will instead provide access to a designated stakeholder pension scheme as required by law. The Company will not make any contributions to such stakeholder scheme.

8.3.	The Company is prepared to make contributions to an individual personal pension arrangement of your choice at 12% of your basic annual salary from 1st June 2010.

8.4.	The Company shall not contribute to your personal pension arrangements during the first 3 months of your employment or during any period of notice, whether given, received, worked or not.

8.5.	You shall be entitled to participate in the Company’s benefit schemes, which the Company reserves the right to vary or withdraw.

9.	EXPENSES

9.1.
The Company shall reimburse all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of carrying out his duties under this agreement, subject to production of receipts or other appropriate evidence of payment as required by the Company.

9.2.	The Executive shall abide by the Company's policies on expenses as communicated to him from time to time.

10.	HOLIDAYS

10.1.
The Executive is entitled to 25 days' holiday during each holiday year, in addition to the usual public holidays in England and Wales. The Executive will be paid his normal basic remuneration during such holidays. The Company's holiday year runs between 1 January and 31 December. If the Executive's employment commences or finishes part way through the holiday year, the holiday entitlement during that year shall be calculated on a pro-rata basis.

10.2.	The Company may require the Executive to take holiday on specific days as notified to him.

10.3.	The Executive shall be entitled to carry forward up to 5 accrued but untaken holiday days holiday which must be used by 31st March of the following holiday year.

10.4.	The Executive shall not be entitled to receive holiday pay in lieu of untaken holiday except as set out in clause 11.5.

10.5.
On termination of employment the Executive will be entitled to a payment in lieu of any accrued but untaken holiday as at the date of termination. The amount of the payment in lieu shall be calculated on the basis that each day of paid holiday is equal to 1/260 of the Executive's salary. The Company reserves the right to require the Executive to take any unused holiday entitlement during his notice period, whether or not on Garden Leave.

10.6.
If the Executive has taken more holiday than his accrued entitlement at the date the Executive's employment terminates, the Company shall be entitled to deduct from the Executive's final salary payment one day's pay for each excess day.

11.	INCAPACITY

11.1.	If the Executive is absent from work for any reason, he must notify the Company of the reason for absence in accordance with the sickness absence procedure in the Employee Handbook.

11.2.
The Executive agrees to consent to a medical examination (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

11.3.
Subject to the Executive complying with the Company's notification and certification procedures above the Executive will be entitled to receive his full salary (inclusive of any SSP due) for the first thirteen (13) weeks of absence in any 12-month period.

11.4.
Should the Executive remain absent after the expiry of the thirteen week period referred to above his entitlement will be to statutory sick pay only unless the Company, in its absolute discretion, decides to extend the continuation of the Executive's full salary or part thereof. The Company is not, however, under any obligation to make any payment of salary in these circumstances.

11.5.	The Company reserves the right to withhold sick pay if the Executive is certified as fit to work by the Company's doctor.

11.6.	For statutory sick pay purposes qualifying days shall be the Executive's normal working days.

11.7.
If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Executive shall if required by the Board, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Executive by the Company in respect of the period of Incapacity.

On and from the date that either the Executive or the Company has given notice to terminate this Agreement in accordance with clause 17, the Executive will not be entitled to any contractual payment of salary for any period of sickness absence within the last calendar month of the notice period and will only be entitled to payment of statutory sick pay. The provisions of this clause 11.7 apply irrespective of whether he has complied with the Company’s notification and certification procedures and general terms relating to sickness absence.

12.	CONFIDENTIAL INFORMATION

12.1.
The Executive acknowledges that in the course of his employment under this agreement he will obtain access to and use Confidential Information which is critical to the Company's present and future commercial interests and continued operation. The Executive agrees and acknowledges that all such Confidential

Information concerning the Company or any Group Company and/or its or their customers or business is the exclusive property of the Company.

12.2.
The Executive shall not (except in the proper course of his duties), either during his employment under this agreement or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Board or required by law; or

(b)	any information which is in the public domain other than through the Executive's unauthorised disclosure; or

(c)	prevent the Executive from making a protected disclosure within the meaning of section 43A Employment Rights Act 1996.

13.	GARDEN LEAVE

13.1.
Following service of notice to terminate this agreement by either party, or if the Executive purports to terminate this agreement in breach of contract, the Company may by written notice require the Executive not to perform any services (or to perform only specified services) for the Company until the termination of this agreement or a specified date (the Garden Leave Period).

13.2.	During the Garden Leave Period the Company shall be under no obligation to provide any work to, or vest any powers in, the Executive, who shall have no right to perform any services for the Company.

13.3.	During the Garden Leave Period the Executive shall:

(a)	continue to receive his salary and all contractual benefits in the usual way;

(b)	remain an employee of the Company and bound by the terms of this agreement;

(c)	not, without the prior written consent of the Board, attend his place of work or any other premises of the Company;

(d)
not, without the prior written consent of the Board, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and

(e)
(except during any periods taken as holiday in the usual way) ensure that the Board knows where he will be and how he can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

14.	POST-TERMINATION RESTRICTIONS

14.1.
The Executive acknowledges that during the course of his employment under this agreement, among other things, he will be privy to Confidential Information and that the Executive will, at the Company's expense, make maintain and develop valuable relationships with clients, customers, staff and third parties. The Executive therefore covenants with the Company that he will not directly or indirectly on his own behalf or on behalf of any other person, concern, undertaking, firm or body corporate either during his employment or for a period of twelve months following the Termination Date less any period spent on Garden Leave pursuant to clause 13 above, in competition with the Restricted Business:

(a)
be engaged in or concerned in any capacity whatsoever in any business concern, including but not limited to the following: IG Group, Saxobank, CMC Markets, FXCM, London Capital Group, ODL, Gain Financial, Betfair Group, MF Global, GFT, Spreadex, Spread Co, Worldspreads, Alpari, ETX, Gekko Global Markets, Finotec Group, Cantor Index, Delta Index, Macquarie and Capital Spreads. This clause shall not restrain the Executive from being engaged or concerned in any business insofar as the Executive’s duties or work shall relate:

(i)	solely to geographical areas where the business concern is not in competition with the Restricted Business; or

(ii)
to services or activities of a kind with which the Executive was not concerned to a material extent and in relation to which he did not have access to any Confidential Information during the Relevant Period.

(b)	solicit or canvass business from any person, firm or company who at any time during the Relevant Period was a Restricted Customer;

(c)	solicit or canvass business from any person, firm or company who at any time during the Relevant period was a Prospective Customer;

(d)	do business with or provide products or services to any person, firm or company who at any time during the Relevant Period was a Restricted Customer;

(e)	do business with or provide products or services to any person, firm or company who at any time during the Relevant Period was a Prospective Customer;

(f)	solicit or employ or cause to be employed, whether directly or indirectly, any Employee whether or not this would be a breach of contract on the part of the Employee.

14.2.
The Executive covenants with the Company that for a period of 12 months following the Termination Date less any period spent on Garden Leave pursuant to clause 13 he will not accept employment with, be engaged in or concerned in any capacity whatsoever in any business concern which intends to compete with the Restricted Business, where the Executive either directly or indirectly will be involved with or provided assistance to the business concern in setting up a business in competition with the Restricted Business.
This clause shall not restrain the Executive from being engaged or concerned in any business in so far as the Executive's duties or work shall relate:

(i)	solely to geographical areas where the business concern is not in competition with the Restricted Business; or

(ii)
to services or activities of a kind with which the Executive was not concerned to a material extent and in relation to which he did not have access to any Confidential Information during the Relevant Period.

14.3.	For the purposes of this clause 14 the following expressions shall have the following meanings:
Employee means any employee of the Company who has knowledge of Confidential Information and who at any time during the Relevant Period was employed or engaged by the Company in an executive or managerial capacity with whom during the Relevant Period the Executive had material personal dealings;
Prospective Customer means any person, firm, company or other organisation with whom the Company had negotiations or discussions regarding the possible supply of any services by the Company during the Relevant Period and with whom at any time during the Relevant Period the Executive was materially involved in such negotiations or discussions.
Restricted Business means any business or activity carried out by the Company at the Termination Date or at any time in the Relevant Period in which the Executive was directly concerned in the course of his employment at any time in the Relevant Period;
Restricted Customer means any person, firm, company or other organisation who has engaged the Company to provide any services during the Relevant Period and with whom at any time during the Relevant Period, the Executive had material personal dealings in the course of his duties or with whom and to the Executive's knowledge any employee or consultant of the Company under his control had material dealings in the course of their duties for the Company during the Relevant Period;
Relevant Period means the twelve month period ending with the Termination Date.

14.4.
The Executive agrees that the restrictions contained in this clause 14 are reasonable and necessary for the protection of the legitimate interest of the Company and the Group Companies. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted those restrictions shall apply with such deletions as may be necessary to make it valid and effective.

15.	INTELLECTUAL PROPERTY

15.1.
The Executive shall immediately disclose to the Company any creative work, trade mark, design, copyright (including without limitation the copyright in any software), invention, process or improvement in procedure discovered developed or produced by him alone or with others, to enable the Company to ascertain whether it was discovered developed or produced wholly outside his normal working hours and was wholly unconnected with his employment. The Executive acknowledges and agrees that the copyright, design right, and all and any other intellectual property rights in any works, trademarks, designs, inventions (subject to the provisions of s39 of the Patents Act 1977), processes or improvement in procedure (including without limitation the copyright in any software) (Copyright Works) discovered, developed or produced by him alone or with others (except only those originated conceived written or made by him wholly outside his normal working hours which are wholly unconnected with his employment) shall be the absolute property of the Company and until such rights are fully and absolutely vested in the Company, he shall hold them in trust for the Company absolutely.

15.2.
The Executive assigns to the Company by way of future assignment all copyright, design right and other proprietary rights (if any) for the full terms thereof throughout the World in respect of all copyright works trademarks and designs originated, conceived, written or made by him (except only those works originated, conceived, written or made by him wholly outside his normal working hours which are wholly unconnected with his employment) during the period of his employment by the Company.

15.3.
The Executive acknowledges and agrees that having regard to his skills and the business of the Company and because of the nature of his duties and responsibilities, he has an obligation to further the Company's and each Group Company's undertaking and accordingly he acknowledges that any invention, process or improvement in procedure (Invention) discovered or devised by him which is related directly or indirectly to the business of the Company or any Group Company or which is made directly or indirectly in consequence of his employment by the Company (whether or not during his hours of work or using Company property and whether or not discovered in the course of his duties) shall be immediately disclosed to the Company (including full details thereof, drawings, models and the like). The provisions of s39 of the Patents Act 1977 shall apply in determining whether an Invention is the property of the Company (a Company Invention). If the Invention is a Company Invention, he shall hold it in trust for the Company absolutely until such time as the Company Invention shall be fully vested in the Company.

15.4.
The Executive agrees that he will at the request and expense of the Company complete all necessary deeds and documents and take all action necessary (including joining with the Company in any appropriate application in any country) to vest any Company Invention and Copyright Works and all rights title and interest to the same in the Company and to obtain for the Company the full benefit of all patent trademark copyright and other forms of protection throughout the World. The Executive hereby irrevocably appoints the Company as his attorney to execute any such deeds and documents and to take such action to enable the Company to enjoy the full benefit of any rights granted to it by this clause 15.

15.5.
The Executive recognises the Company's need to be able to deal without fetter any copyright work in the creation of which he may have been involved as a result of his employment and he hereby irrevocably waives all moral rights as defined in Chapter IV of Part I of the Copyright Designs & Patents Act 1988 in which copyright or design right is vested in the Company whether by Clause 15 or otherwise.

16.	TERMINATION

16.1.
Notwithstanding the provisions of clause 2.1, the Company may terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties; or

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors; or

(e)
is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing; or

(f)
fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under this agreement or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company; or

(g)	becomes of unsound mind or a patient under any statute relating to mental health; or

(h)	ceases to be eligible to work in the United Kingdom; or

(i)
is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Executive or the Company into disrepute or is materially adverse to the interests of the Company; or

(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(k)
is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 13 weeks in any 52 week period even if, as a result of such termination, the Executive would or might forfeit any entitlement to benefit from sick pay under clause 11 of this agreement.

16.2.
The rights of the Company under clause 16.1 are without prejudice to any other rights that it might have at law to terminate this agreement or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

17.	OBLIGATIONS UPON TERMINATION

17.1.	On termination of this agreement (howsoever arising) the Executive shall:

(a)
immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts, any keys, credit card and any other property of the Company which is in his possession or under his control;

(b)
irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises; and

(c)	provide a signed statement that he has complied fully with his obligations under clause 17.1.

17.2.
On termination of this agreement howsoever arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company in which he may participate.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1.
The Executive is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Human Resources Department. These procedures do not form part of the Executive's contract of employment.

18.2.	The Company may at any time suspend the Executive on full pay during any disciplinary investigation.

19.	COLLECTIVE AGREEMENT
There is no collective agreement which directly affects the Appointment.

20.	RECONSTRUCTION AND AMALGAMATION
If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

21.	NOTICES

21.1.
Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

21.2.
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post.

22.	VARIATION
No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

23.	COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

24.	THIRD PARTY RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Executive and the Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

25.	GOVERNING LAW AND JURISDICTION

25.1.
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

25.2.
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

26.	ENTIRE AGREEMENT
Each party on behalf of itself acknowledges and agrees with the other party that:

(a)
this agreement constitutes the entire agreement and understanding between the Executive and the Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this agreement neither party has relied on any Pre-Contractual Statement; and

(c)
the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

This AGREEMENT has been executed as a Deed on the date stated above:
Signed on behalf of the PARTIES

/s/ Martin Belsham
For and on behalf of CITY INDEX LIMITED

I agree to the above terms

/s/ Nigel Rose

NIGEL ROSE

9/3/11
Date